UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MANUGISTICS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of a press release issued by Manugistics Group, Inc. on June 13, 2006.

For Immediate Release

Investor Contact:	Press Contact:
Nate Wallace	Sheila Blackwell
301-255-5059	301-255-5486
nate@manu.com	sblackwell@manu.com

Manugistics Announces Special Stockholder Meeting Web-Cast Details

ROCKVILLE, Md. — June 13, 2006 — Manugistics Group, Inc. (NASDAQ: MANU), a leading global provider of synchronized supply chain and revenue management solutions, will hold a Special Meeting of Manugistics’ Stockholders to vote on the proposed acquisition of Manugistics by JDA Software Group, Inc. at 11:00 a.m. (EDT) on Wednesday, June 28, 2006 at Manugistics’ headquarters in Rockville, Maryland. An audio-only Web-cast of the meeting will be made available on the Manugistics Investor Relations Web site: http://www.manugistics.com/ir/.

About Manugistics Group, Inc.
Manugistics powers the synchronized supply chain. Clients depend on Manugistics to position them one step ahead of demand. With Manugistics’ unparalleled supply chain and revenue management solutions, clients achieve improved forecast and inventory accuracy and leverage industry leading pricing and yield management solutions to maximize profits while ensuring optimum supply for constantly changing demand. Its clients include industry leaders such as Boeing, Canadian Tire, Cingular, Circuit City, Coca-Cola Bottling, Coty International, DHL, Diageo, DSG International plc, DuPont, Eurostar Group Ltd., Georgia-Pacific, Great North Eastern Railway (GNER), Harley-Davidson, Harrah’s Entertainment, H.J. Heinz, Limited Brands, Kraft Foods, Marriott, McCormick, Nestle, RadioShack, The Scotts Company, Sears Holdings Corp., Sinotrans, Unilever and Wickes Building Supplies. For more information, visit our website at www.manugistics.com.